THIRD AMENDMENT TO PURCHASE AGREEMENT


         THIS THIRD AMENDMENT TO PURCHASE AGREEMENT (the "Third Amendment"), is made and entered into this 22nd day of December, 1995 by and between GUARANTEED HOTEL INVESTORS 1985, L.P., a Delaware limited partnership ("Seller"), and SLT REALTY LIMITED PARTNERSHIP, a Delaware limited partnership ("Buyer").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, Seller and Buyer are parties to that certain Purchase Agreement dated October 27, 1995, as amended and modified by those certain First and Second Amendments to the Purchase Agreement between Seller and Buyer, (collectively, the "Agreement"); and

         WHEREAS, Seller and Buyer have agreed to amend the Agreement as provided herein.

         NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, Seller and Buyer hereby covenant and agree as follows:

         1. In the event of any conflict between the terms and provisions of the Agreement and this Third Amendment, then the terms and provisions of this Third Amendment shall prevail. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to the same in the Agreement.

         2. Seller and Buyer hereby agree to extend the date to agree upon the form of the Trust and Escrow Agreement referred to in Paragraph 16 of the Agreement to December 20, 1995. In addition, Seller and Buyer hereby agree that:
(a) the requirement that the Trust and Escrow Agreement be executed on or before December 20, 1995, is hereby waived; and (b) the executed Trust and Escrow Agreement shall be delivered at the Closing.

         3. Except as expressly amended and modified hereby, the Agreement is and shall otherwise remain in full force and effect, and the parties hereto hereby ratify and confirm the same.

         4. This Third Amendment may be executed in one or more counterparts and all such counterparts taken together shall constitute one agreement. Executed copies of this Third Amendment received by telecopier shall be deemed to be originals.


                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, Seller and Buyer have hereunder set their hands and seals as of the date first above written.

     SELLER:

     GUARANTEED HOTEL INVESTORS 1985, L.P.
     a Delaware limited partnership


     By:      FFCA  Management  Company,  Limited  Partnership,   a
              Delaware limited partnership, its general partner

              By:      Perimeter  Center  Management   Company,   a
                       Delaware corporation, its general partner


                       By:/s/ Dennis L. Ruben
                       ----------------------
                              Dennis  L.   Ruben,   Senior   Vice
                              President and General Counsel

     BUYER:

     SLT REALTY LIMITED PARTNERSHIP,
     a Delaware limited partnership

     By:      Starwood   Lodging  Trust,  a  Maryland  real  estate
              investment trust, its general partner



                       By:/s/ Jeff Lapin
                       -----------------
                              Jeff Lapin